Exhibit 99.1

WAL-MART

STORES, INC.

800-331-0085 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479-273-8446
Carol Schumacher 479-277-1498
Anthony Clark 479-277-9558
Media Relations Contact
John Simley 800-331-0085
Pre-recorded Conference Call
203-369-1090

Wal-Mart Reports Second Quarter Sales and Earnings

BENTONVILLE, Ark., Aug. 14, 2007 — Wal-Mart Stores, Inc. (NYSE: WMT) today reported its sales and earnings for the quarter ended July 31, 2007. Net sales for the second quarter of fiscal year 2008 were $91.99 billion, an increase of 8.8 percent over the second quarter of fiscal year 2007. Income from continuing operations for the quarter was $3.11 billion, an increase of 4.1 percent from $2.98 billion in the second quarter of fiscal year 2007.

Earnings per share from continuing operations were $0.76, up from $0.72 per share in the same prior year quarter. Earnings per share from continuing operations for the second quarter were impacted by three items that provided a net benefit of $171 million after tax, or $.04 per share. Accruals for general liability and workers’ compensation claims were reduced by $196 million after tax. The Company also recognized $41 million in after tax gains from the sale of certain real estate properties. These benefits were offset by charges of $66 million after tax for legal and other contingencies.

Net Sales

Net sales were as follows (dollars in billions):

	Three Months Ended			Six Months Ended
	July 31,			July 31,
			Percent			Percent
	2007	2006	Change	2007	2006	Change
Net Sales:
Wal-Mart Stores	$59.013	$55.389	6.5%	$114.450	$107.888	6.1%
Sam’s Club	11.377	10.472	8.6%	21.700	20.247	7.2%
International	21.600	18.663	15.7%	41.227	35.224	17.0%

Total Company	$91.990	$84.524	8.8%	$177.377	$163.359	8.6%

“Although some people will report that Wal-Mart has had record sales and earnings, our underlying operating performance this quarter is not what we expect of ourselves, and not what our shareholders expect of us,” said Lee Scott, Wal-Mart Stores, Inc. president and chief executive officer. “For the remainder of this year, our management team is focused on inventory improvements, delivering quality products at low prices, and store execution at the highest standards.”

Scott pointed out that consumers continue to be under pressure economically.

“Many customers around the world continue to be under economic pressure and they expect Wal-Mart to be their advocate,” Scott continued. “We will continue to be the undisputed price leader, from Asda in the United Kingdom, to every market in the United States.”

Segment Operating Income

Segment operating income from continuing operations for each of the Company’s operating segments, which is defined as income before net interest expense, income taxes, unallocated corporate overhead, minority interest and discontinued operations, was as follows (dollars in billions):

	Three Months Ended			Six Months Ended
	July 31,			July 31,
	2007	2006	Percent Change	2007	2006	Percent Change
Segment Operating Income:
Wal-Mart Stores	$4.273	$4.116	3.8%	$8.201	$7.974	2.8%
Sam’s Club	0.447	0.402	11.2%	0.810	0.704	15.1%
International	1.042	0.991	5.1%	1.945	1.748	11.3%

As the Company discussed in the first quarter of fiscal 2008, the above measurement of segment operating income was changed starting in the first quarter to be consistent with certain changes to internal management reporting. Therefore, certain direct segment costs that were previously retained and managed as corporate overhead costs are now allocated to the appropriate operating segment.

Comparable Store Sales

The Company reports comparable store sales in this earnings release based on the calendar months in the quarters and the six-month periods ended July 31, 2007 and 2006. Comparable store sales for the United States were as follows:

	Without Fuel		With Fuel		Fuel Impact
	Three Months Ended		Three Months Ended		Three Months Ended
	July 31,		July 31,		July 31,
	2007	2006	2007	2006	2007	2006
Wal-Mart Stores	1.2%	1.5%	1.2%	1.5%	0.0%	0.0%
Sam’s Club	5.9%	2.6%	6.5%	3.6%	0.6%	1.0%

Total U.S.	1.9%	1.7%	2.0%	1.8%	0.1%	0.1%

	Without Fuel		With Fuel		Fuel Impact
	Six Months Ended		Six Months Ended		Six Months Ended
	July 31,		July 31,		July 31,
	2007	2006	2007	2006	2007	2006
Wal-Mart Stores	0.6%	2.6%	0.6%	2.6%	0.0%	0.0%
Sam’s Club	5.3%	3.4%	5.4%	4.2%	0.1%	0.8%

Total U.S.	1.3%	2.7%	1.3%	2.8%	0.0%	0.1%

Guidance

For the third quarter of fiscal 2008, the Company estimates the comparable store sales increase in the United States to be between 1 and 3 percent.

The Company estimates earnings per share from continuing operations for the third quarter of fiscal 2008 to come in between $0.62 and $0.65. In addition, the Company is updating its full year guidance for earnings per share from continuing operations for the full year of fiscal 2008, which it estimates to be between $3.05 and $3.13. The Company’s initial forecast for earnings per share from continuing operations for fiscal year 2008 was between $3.15 and $3.23 per share.

“The Company’s current earnings guidance reflects the need to continue to improve our underlying operating performance,” said Tom Schoewe, Wal-Mart Stores, Inc. executive vice president and chief financial officer. “This guidance also reflects the economic trends that have developed in many of our major markets.”

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. Callers may listen to this call by dialing 203-369-1090. The information included in this release and the pre-recorded phone call will be available in the investor information area on the Company’s Web site at www.walmartstores.com/Investors.

Wal-Mart Stores, Inc. operates Wal-Mart discount stores, supercenters, Neighborhood Markets and Sam’s Club locations in the United States. The Company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico and the United Kingdom. The Company’s common stock is listed on the New York Stock Exchange under the symbol WMT.

More information about Wal-Mart can be found by visiting www.walmartstores.com. Online merchandise sales are available at www.walmart.com and www.samsclub.com.

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This release contains statements as to the Company’s continuing price leadership and the Company’s estimate of its comparable store sales for the third quarter of fiscal year 2008 and its estimate of its earnings per share from continuing operations for the third quarter of fiscal year 2008 and for all of fiscal year 2008 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are intended to enjoy the protection of the safe harbor for forward-looking statements provided by that act. They can be identified by the use of the word “estimates” or phrase “will continue” in the statements. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, changes in the costs of gasoline, diesel fuel, other energy, transportation, utilities, labor and health care, accident costs, casualty and other insurance costs, interest rate fluctuations, capital market conditions, weather conditions, storm-related damage to the Company’s facilities, regulatory matters and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report on Form 10-K, together with all of the Company’s other filings, including current reports on Form 8-K, made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, changes in facts, assumptions not being realized or other circumstances, the Company’s actual results may differ materially from the expected results discussed in the forward-looking statements contained in this release. The forward-looking statements made in this release are made only as of the date of this release, and the Company undertakes no obligation to update them to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

SUBJECT TO RECLASSIFICATION

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Revenues:
Net sales	$91,990	$84,524	$177,377	$163,359
Membership and other income	1,022	906	2,045	1,746

	93,012	85,430	179,422	165,105

Costs and expenses:
Cost of sales	70,589	64,585	135,900	124,822
Operating, selling, general and administrative expenses	17,130	15,741	33,379	30,683

Operating income	5,293	5,104	10,143	9,600

Interest:
Debt	446	387	852	754
Capital leases	42	69	111	137
Interest income	(82)	(63)	(165)	(131)

Interest, net	406	393	798	760

Income from continuing operations before income taxes and minority interest	4,887	4,711	9,345	8,840

Provision for income taxes	1,676	1,636	3,208	3,025

Income from continuing operations before minority interest	3,211	3,075	6,137	5,815
Minority interest	(106)	(91)	(206)	(170)

Income from continuing operations	3,105	2,984	5,931	5,645
Loss from discontinued operations, net of tax	—	(901)	—	(947)

Net income	$3,105	$2,083	$5,931	$4,698

Net income per common share:
Basic and diluted income per common share from continuing operations	$0.76	$0.72	$1.44	$1.35
Basic and diluted loss per common share from discontinued operations	—	(0.22)	—	(0.22)

Basic and diluted net income per common share	$0.76	$0.50	$1.44	$1.13

Weighted-average number of common shares:
Basic	4,102	4,168	4,112	4,167
Diluted	4,108	4,172	4,118	4,171

Dividends declared per common share	$—	$—	$0.88	$0.67

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	July 31, 2007	July 31, 2006	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$6,094	$6,386	$7,373
Receivables	2,767	2,522	2,840
Inventories	34,184	32,087	33,685
Prepaid expenses and other	3,342	3,307	2,690
Current assets of discontinued operations	—	1,870	—

Total current assets	46,387	46,172	46,588

Property and equipment, at cost	116,654	103,121	109,798
Less accumulated depreciation	(26,773)	(23,198)	(24,408)

Property and equipment, net	89,881	79,923	85,390

Property under capital leases	5,515	5,523	5,392
Less accumulated amortization	(2,448)	(2,264)	(2,342)

Property under capital leases, net	3,067	3,259	3,050

Goodwill	14,655	13,269	13,759
Other assets and deferred charges	2,959	2,165	2,406

Total assets	$156,949	$144,788	$151,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper	$8,117	$6,072	$2,570
Accounts payable	27,748	26,023	28,090
Dividends payable	1,794	1,305	—
Accrued liabilities	13,903	13,028	14,675
Accrued income taxes	170	700	706
Long-term debt due within one year	3,176	6,235	5,428
Obligations under capital leases due within one year	189	196	285
Current liabilities of discontinued operations	—	580	—

Total current liabilities	55,097	54,139	51,754

Long-term debt	27,966	24,099	27,222
Long-term obligations under capital leases	3,594	3,883	3,513
Deferred income taxes and other	5,449	4,741	4,971
Minority interest	2,404	1,554	2,160

Commitments and contingencies

Shareholders’ equity:
Common stock and capital in excess of par value	3,412	3,165	3,247
Retained earnings	55,567	51,091	55,818
Accumulated other comprehensive income	3,460	2,116	2,508

Total shareholders’ equity	62,439	56,372	61,573

Total liabilities and shareholders’ equity	$156,949	$144,788	$151,193

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION	Six Months Ended July 31,
	2007	2006
Cash flows from operating activities:
Net income	$5,931	$4,698
Loss from discontinued operations, net of tax	—	947

Income from continuing operations	5,931	5,645
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	3,060	2,642
Other	68	(443)
Changes in certain assets and liabilities, net of effects of acquisitions:
Decrease in accounts receivable	255	134
(Increase) decrease in inventories	(64)	134
(Decrease) increase in accounts payable	(1,134)	224
Decrease in accrued liabilities	(1,524)	(1,030)

Net cash provided by operating activities of continuing operations	6,592	7,306
Net cash used in operating activities of discontinued operations	—	(46)

Net cash provided by operating activities	6,592	7,260

Cash flows from investing activities:
Payments for property and equipment	(6,971)	(6,812)
Proceeds from disposal of property and equipment	319	94
Investment in international operations, net of cash acquired	(467)	(68)
Other investing activities	(61)	(18)

Net cash used in investing activities of continuing operations	(7,180)	(6,804)
Net cash provided by investing activities of discontinued operations	—	45

Net cash used in investing activities	(7,180)	(6,759)

Cash flows from financing activities:
Increase in commercial paper	5,487	2,297
Proceeds from issuance of long-term debt	3,818	1,932
Payment of long-term debt	(5,435)	(2,797)
Dividends paid	(1,811)	(1,408)
Purchase of Company stock	(2,484)	—
Other financing activities	(435)	(393)

Net cash used in financing activities	(860)	(369)

Effect of exchange rates on cash	169	71

Net (decrease) increase in cash and cash equivalents	(1,279)	203
Cash and cash equivalents at beginning of year (1)	7,373	6,414

Cash and cash equivalents at end of period (2)	$6,094	$6,617

(1)	Includes cash and cash equivalents of discontinued operations of $221 million at January 31, 2006.
(2)	Includes cash and cash equivalents of discontinued operations of $231 million at July 31, 2006.